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Exhibit 21

EME HOMER CITY GENERATION L.P.
LIST OF SUBSIDIARIES
As of March 12, 2004

Registrant has no subsidiaries.

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  Exhibit 21
EME HOMER CITY GENERATION L.P. LIST OF SUBSIDIARIES As of March 12, 2004